UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Earliest Event Reported: January 18, 2012

Empire Energy Corporation International

(Exact name of registrant as specified in its charter)

Nevada	1-10077	87-0401761
(State or other jurisdiction of Incorporation)	(Commission file number)	(IRS employer identification no.)

4500 College Blvd, Suite 240

Leawood, Kansas 66211

(Address of principal executive offices, including zip code)

(913) 663-2310

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

      . Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      . Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      . Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 210.14d-2(b))

      . Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On January 18, 2012, TXO Plc issued a press release regarding investment with Empire Energy Corporation International in East African Oil Company Limited, as follows:

TXO PLC

("TXO" or the "Company")

INVESTMENT IN EAST AFRICAN OIL COMPANY LIMITED

The Board of TXO Plc ("TXO") announces today that it has made available a £50,000 convertible loan facility (the "Loan") to East African Oil Company Limited ("EAO").

EAO was incorporated in 2005 by founder investors with a wide-spread of technical experience and investing history in the oil and gas sector.  The intention was to create a vehicle for participating in the increase in oil and gas exploration activities within Sub-Saharan Africa, including Uganda, Kenya, Tanzania, Mozambique and Madagascar with the intent of obtaining an eventual listing on the AIM market.  Although no such opportunities have been executed, EAO has amassed preliminary geophysical, geological, source rock and basin development studies data.  EAO has stated to TXO that it intends to bid on certain oil and gas interests identified through recent commissioned studies by Global Explor (www.globalexplor.com) and discoveries which justify searching for petroleum within the East African Rift System in Uganda, Kenya, Zambia and Tanzania.

It is not the intention of TXO to extend their loan investment beyond the current investment. TXO has been informed that EAO is in discussions with a number of larger funding partners that have expressed interest.

The Loan has been provided to cover early stage disbursements with drawdowns agreed by TXO and EAO.  EAO has accrued expenses of approximately £40,000 and nil cash balances.  The Loan is for repayment 12 months from drawdown or, on the election of TXO may be converted in whole or in part into new EAO ordinary shares, at a conversion price of 2.74p per share. Prior to repayment or conversion, the Loan Note will be subject to interest at the rate of 10 per cent per annum, payable at the end of the term to TXO.  Full conversion of the Loan would result in the issue of 1,836,996 new EAO ordinary shares, representing 67 per cent of the issued share capital (as enlarged thereby) of EAO.

However, EAO is seeking to allow existing shareholders to participate on the same terms as TXO's Loan.  Therefore, they have been granted a free call option that will pass to TXO should EAO shareholders choose not to take it up. In addition, Empire Energy Corporation International ("Empire") (Pink Sheets: EEGC.pk) has the option to acquire 13,650,499 new shares in exchange for cash of £400,000.  Full take up of shares by all parties would result in them holding the following Ordinary Shares of EAO:

Existing shareholders	909,404	5.0%
TXO	1,836,996	10.1%
Existing shareholders option take up	1,836,996	10.1%
Empire option take up	13,650,499	74.9%
	18,233,895	100%

Timothy Baldwin is a Director of EAO and is a beneficiary of a trust that holds 100,000 Ordinary Shares (representing 11 per cent of the existing share capital of the EAO). However, as he does not exercise control over the Board and his equity interest is below 20 per cent this is not a related party transaction under AIM Rule 13.

Daniel French, Finance Director of TXO commented 'We are pleased to have made available the £50,000 Loan to EAO.  This transaction brings together funding partners that have invested in East Africa, geo-technical data and analysis, expertise to execute the business plan as well as multiple relationships at a high political level in respective countries.'

For further information, please contact:

TXO PLC

Tim Baldwin, Chairman +44 (0) 771 287 2820

Beaumont Cornish Limited

Roland Cornish and James Biddle +44 (0) 20 7628 3396

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMPIRE ENERGY CORPORATION INTERNATIONAL

Dated: January 18, 2012

By:   /s/ Malcolm Bendall

Mr. Malcolm Bendall

Chief Executive Officer

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